Exhibit 99.1

CELSION CORPORATION

05-11-07/10:00 am CT

CELSION CORPORATION

Moderator: Michael Tardugno

May 11, 2007

10:00 am CT

Operator:	Good morning. My name is (Toni) and I will be your conference operator today. At this time, I would like to welcome everyone to the Report for the First Quarter 2007 Results Conference Call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you. Miss Meek, you may begin your conference.

Marilynn Meek:	Thank you. Good morning everyone and thank you for joining us for Celsion’s conference call to discuss first quarter 2007. There will be a replay of the call that will begin today at 12:00 p.m. Eastern Time and run through Friday, May 18.

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The replay can be accessed by dialing 800-642-1687 or (706) 645-9291. The access code for the replay is 6482802. The call will be available on the company’s web site at www.celsion.com for 90 days after 2:00 p.m. today.

On the call with us today is Michael Tardugno, President and CEO. Management will give their remarks and then we’ll open the line for questions.

Before we begin, Celsion wishes to inform participants that forward looking statements in this call are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

You are cautioned that such forward looking statements involve risks and uncertainties including, without limitation unforeseen changes in the course of research and development activities and in clinical trials by others.

Possible acquisitions of other technologies, assets or businesses, possible actions by customers, suppliers, competitors, regulatory authorities and other risks detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission.

With that said, I would now like to turn the call over to Mr. Tardugno. Michael, please go ahead.

Michael Tardugno:	Thank you Marilynn. Good morning all and thank you for joining us today. As Marilynn said, I’m Michael Tardugno, President and CEO. I’m here today with Tony Deasey, our CFO and EVP, and Dr. William Hahne, Celsion’s Vice President of R&D.

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Well it’s only been a few weeks since our last conference call, so today’s remarks may cover some of the same ground that we discussed at that time. I trust that you will be patient, but at the risk of being redundant, I don’t want to miss an opportunity to communicate Celsion’s key issues and milestones to the owners of our company of which I might say I proudly count myself as one.

This being my third conference call in four months, I want you to know that I do look forward to these sessions. These calls, along with other shareholder contacts that I’ve made, allow me the opportunity not only to relate our strategy and progress, but also to gain a better appreciation for the issues that are important to you.

Today, among other things, we’d like to cover three key topics with you. First, our first quarter financial results. Secondly, we’d like to cover the status of our application for special protocol assessment. I’m pleased to tell you that we did receive a response from FDA which I’ll cover generally along with our next steps. Dr. Hahne will take you through some more detail.

And thirdly, I’d like to address a few questions that have been asked of me and other members of our Management Team since the announcement of our pending sale of Prolieve to Boston Scientific.

Following my remarks, we will take questions. As before, I’d like to ask you to be open and candid. We will do our best to answer all questions to the best of our ability.

However, I want to be frank with you. I’ve been getting a lot of advice suggesting that I let some questioners go on too long and so while I have no plans to set any rules for the question and answer period, I will ask that you do be courteous to others and limit your follow up questions should you have any.

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Before going into the agenda, however, I wanted to take a moment to share a thought with respect to our transition to a drug development company. Pending shareholder approval, the sale of Prolieve will complete the company’s divestiture of its medical device assets and provide funding sufficient to conduct our Phase III liver studies among other initiatives that are outlined in the proxy statement that you should be receiving soon.

Our company now with a singular focus on drug development has a great potential to unlock the promise of our heat sensitive liposomal technology, and in particular, deliver strong results against our commitment to the RCW and live cancer clinical programs. I’m convinced as we do that, the investment community will reward us with the appropriate valuation of our company.

But the important point that I want to make is this — drug development takes not only great science and a committed Management Team and a committed Development Team, it also takes time. I therefore encourage you as a shareholder to take the long view because that’s what’s required for the business that we are in.

And in return, as I have promised before, we will keep you posted as to our progress.

Now I’d like to go to our first quarter results. I’m pleased to report our sales for the quarter were almost $3 million. Gross margins improved substantially over the same period reflecting our successful transition to a lower cost catheter manufacturing.

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Overall, adjusting for one time gain, the one-time gain last year, net losses were reduced translating to a comparable reduction and cash flow. Tony Deasey will take you through a more detailed summary. Tony.

Tony Deasey:	Thanks Mike and good morning to everybody. We did indeed have a very good first quarter. Our net sales increased by 25% compared to the first quarter of 2006 and our operating loss declined by 23%.

Prolieve is in fact, or has been establishing a cyclical pattern with very strong fourth quarters being followed by softer first quarters. And as a result of this pattern, sales for the first quarter of this year were lower than the fourth quarter of 2006.

We generated a significant increase in gross margin which increased from 25.2% of sales to 47.5% of sales. This increase was the result of establishing our new supplier of disposable catheter kits.

Our operating expenses increased by only 3% and as a result, we reduced our operating deficit from $3 million in the first quarter of 2006, to $2.3 million in the first quarter of 2007.

As Mike mentioned, in the first quarter of 2006, we booked a gain of $1.2 million on the sale of the stock of Celsion Canada. Obviously, this gain was not replicated in the first quarter of this year and as a result, our net loss increased from $1.8 million or 17 cents a share to $2.4 million or 22 cents a share.

Without a doubt, this continued strong growth in the Prolieve product was a factor in Boston Scientific deciding to exercise their option to purchase the Prolieve asset.

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The continued strong performance by Prolieve also minimized our cash burn for the quarter and in the quarter, our cash reserves were only depleted by about $1.5 million ot the equivalent of about $500,000 a month.

Thank you for your attention. I’ll now hand you back to Mike.

Michael Tardugno:	Thank you Tony. Now I’d like to give you an update on the status of our special protocol assessment application. On Wednesday afternoon, we received FDA’s comments to our application. The agency response was mailed on time on the 45th day following our submission.

The agency made a number of points as expected as I related to you in our last conference call. We did expect some comments. There were however, no deal breakers and no requests for any additional supporting clinical data, all of which bodes well for the next steps.

The comments that we received fell into three major categories. About half were suggestions for minor protocol modification. We agree with these in the most part.

Less than half were clarifications where FDA and Celsion appear to fully agree, and a very few require some additional consultation with FDA to help us better understand the Agency’s intentions and thoughts.

All in all, again I’d say the outcome is consistent with what we expected and what we communicated to you at the last conference call.

Our clinical team immediately began addressing the questions on Wednesday afternoon right after receiving the document. I had a first draft response on my desk Thursday morning. Addressing these issues quickly is an important part of our strategy.

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We believe that companies who demonstrate a high level of commitment to the FDA process enjoy a better outcome than those that drag out or ignore the Agency’s advice.

So I’d like to provide you with some guidance on next steps and timelines but, before doing that, I’d like to express this to you. In my opinion, Celsion put together a thoughtful, well-constructed scientifically appropriate submission. The documents were over 12 months in development and engaged preeminent experts in oncology, radiofrequency ablation, statistics and regulatory affairs to name a few.

Those experts assisted in our study designs, statistical plans, the powering, and other elements of the protocol. We plan to reengage those experts as we finalize our response.

So next steps. We do have a preliminary draft of our response. Dr. Hahne is arranging a Type A meeting with the Agency. Type A meeting is one in which it’s formal and face-to-face.

We would expect that meeting to occur within 30 days, again within our estimated planning horizons that we originally communicated and put into our development strategy as a part of getting the HCC indication through the Phase III trials and to an NDA submission.

This meeting will focus on our responses and proposals and our request for clarifications. If all goes as planned, we will resubmit in early July, again consistent with our plans and we would expect a response within 45 days.

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Assuming that we are successful and it’s our intention to be successful with this second application, our target for first patient in remains as the end of the year and that is unchanged. We’ve communicated that to you in previous conference calls and other written communications.

So our goal is to have first patient in by the end of the year and we believe that the process that is occurring now with the SPA is consistent with that objective.

On that basis, we are proceeding with planning for the trial which includes site selection and national registration for those sites that are outside the U.S. Start-up plans, investigator meetings which always were seen as concurrent activities remain unchanged. They are on schedule.

I want to emphasize before asking Dr. Hahne to add his comments that we see no change in our strategy. We always planned for at least two iterations of the protocol. We are still proceeding with our accelerated approval approach and I promise you, we will continue to communicate openly as to our progress.

Now I’d like to ask Bill if he has a few comments.

William Hahne:	Thank you Mike. The comments received from FDA on the protocol can all be addressed. The process specified in regulatory guidance is to request a meeting as Mike indicated, Type A, to make sure FDA and Celsion agree on the finalization of the protocol.

It was expected that we would have comments on the SPA from the FDA. This is not a surprise and is part of the normal process. The process we are in as Mr. Tardugno indicated, still allows for a December 2007 start-up, defined as the first patient in.

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A global trial of this nature requires a great team and we have assembled a great one with excellent consultation and the resources of a global contract research organization.

As far as our ongoing clinical program, we continue at to enroll patients in our liver program at a dose of 60 milligrams per meter squared. A patient was treated May 9 at the NCI and another is scheduled to be treated in Hong Kong later in May. If a second dose limiting toxicity occurs in either of these patients the study will be completed.

Our Phase III planning and execution is not dependent on these results. We are in the process of expanding the number of investigative sites for the recurrent chest wall breast cancer Phase I study in collaboration with Duke University Medical Center, our partner in this study. This will allow enrollment in our clinical program consistent with meeting our corporate objectives.

Celsion will be putting out a series of press releases as we present key data from our Phase I clinical trials in the May to June timeframe. We have added a third MD to our clinical, named (Luis Quintero) MD, and are now comfortable we are staffed for ongoing clinical work.

Thank you very much.

Michael Tardugno:	Thanks Bill and I’d just like to say Dr. (Quintero) is a welcome addition to the staff. His experience in supervising and monitoring clinical trials spans ten years. He’s worked for the NCI. He worked for Bayer. Just before joining our

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company he was with a drug development CRO, at Summit Drug Development company. He’s a welcome addition to the staff and we’re looking forward to his contributions.

And just a couple of other items of interest before we proceed to questions. I do want to make note of the fact that the investigators at Duke Medical Center have submitted abstracts that have been accepted for oral presentation at two upcoming oncology conferences.

They will address both safety and biological activity associated with our Phase I recurrent chest wall cancer trials. The first conference is the World Conference on Interventional Oncology. It’s in Washington, D.C. The presentation will occur next week on the 16th.

The second conference is the European Society of Hypothermic Oncology. That conference is being held in Prague and the presentation will occur on June 14 or 15. Subsequent to the presentations, we will issue the appropriate press releases as the information is presented generally by the investigators to the public.

Another point I want to make before going to questions has to do with our transition plans for Prolieve. Anticipating shareholder approval, final due diligence and transition activities are in progress with Boston Scientific We could not have made it to this point, this could not have happened without the efforts of many good committed Celsion employees.

So I want to take this time to recognize our Prolieve Management Team for a job well done, their professionalism, their commitment and their ongoing commitment to the shareholders and the future of our Celsion organization.

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So I’d like to recognize Michael Oleck for his determination and passion and leadership. He’s been instrumental in ensuring that we have a reliable high quality product for distribution by Boston Scientific along with members of his team, Dennis Smith, Joon Kim) and Jeff Frankenfeld for their technical and quality assurance support.

These individuals have accomplished a lot and have much to be proud of and we owe them a debt of gratitude. So thank you gentlemen for your efforts.

I want to talk about questions and I’ve received a number of questions from shareholders from Hong Kong to New York City and I’ve also been contacted by email and by phone. I’ve chosen to kind of summarize the questions into three themes that I want to share with you now.

The first being this — there’s some concern for dilution related to the proposed stock option reload which as you know is a proposal on this year’s ballot. I just want to reiterate some of the comments that I made at the last conference call.

While stock options are a means to align employee and shareholder interests, they are important to doing so. They’ve demonstrated over their history of stock option programs that they are an effective means to do that.

Stock options are used to attract and retain qualified employees. This company — your company — particularly at the point of being a development stage company requiring highly talented, committed, hard working individuals would be at a serious disadvantage without the ability to be able to award stock options.

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The reload amount that is proposed, 1 million shares, will not be distributed all at once. I’ve had some questions about that. They will be issued as I indicated at our last conference call as we see it now, over a three to four year period.

The grant amounts will subject to the position that the individual holds and will be, as I indicated earlier, issued based on performance. So they will tie to our Performance Management Program.

Last point I want to make really relates to dilution. I’ve looked at the history of our grants and I found this. There has been very little dilution associated with stock option exercise. Only 100,000 shares or thereabouts have been exercised representing less than 1% of the total outstanding shares of stock.

The second theme that came up over the course of the last number of weeks — not theme. It was actually a straightforward question. And that has to do with providing a warrant or future or right to future purchase for current shareholders. The question is can we do that?

The simple answer is yes we can, but it’s not simple because it’s not very easy. U.S. banks would have to underwrite a plan like this. It’s typically not done because of the uncertainty of the exercise both in timing and amounts. It’s unusual. I can’t point to an instance where in my research and I’ve been looking at it for the last couple of weeks where a company has done something like this.

The bottom line however is it would be quite expensive and it would create a fairly large overhang that, you know, in the interests of future shareholders would discourage future investment in the company.

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Number 3, there is a general theme that kind of goes like this. Why don’t you keep Prolieve and negotiate a higher sale price? I think — again I said this before. We do have an agreement with Boston Scientific that prohibits us specifically from negotiating with a third party for the sale of this asset.

The other point I want to make is in lieu of a sale, holding onto the asset and waiting for a future better price which I would say wouldn’t be coming under the terms that we have with Boston Scientific, that in lieu of the sale, we’d have to raise capital through a private or secondary offering.

We did pursue that and Tony and I spent quite a bit of time talking with private equity companies. I can tell you this that the deal terms that we’ve seen and I think we’re pretty hard negotiations, the deal terms that we’ve seen are highly, highly dilutive and would not be in my opinion in the interest of shareholders.

If it were the only option, obviously we’d have to consider it, but we just didn’t believe — I didn’t believe it was an appropriate way to finance the company going forward.

The last point is this is the immediate sale of Prolieve resolves clearly the AMEX issue, the non-compliance with the AMEX listing issues would be resolved. Our non-compliance largely consists of one major issue and that is we do not have enough shareholder equity to be in compliance with the listing requirements. The infusion of cash associated with the sale of the assets more than resolves that issue.

Okay, so those are the three general themes or comments that came up. I did want to take a few minutes and provide everybody with my thoughts and our responses to those issues.

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Now I think we’ve concluded most of our formal remarks. We’d like to open the floor to questions, so Operator.

Operator:	At this time, I would like to remind everyone, if you would like to ask a question, press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from (Judson Porter).

Michael Tardugno:	Good morning (Judson).

(Judson Porter):	Good morning. Thanks for a fine report. Issues you talked about — you said you were responding to inquiries from how many people asked you about these things — dilution, warrants and why not keep Prolieve?

Michael Tardugno:	That’s a good question. I don’t think I kept a list. As it relates to dilution, if I combined the questions that we got on the last conference call along with some questions that I got, we did go out and talk to current and future investors about some funds that would consider Celsion an attractive investment.

If I consider that and some emails that we received, probably a half a dozen on that issue, maybe a little bit more.

With regards to the question about a warrant or a future right to purchase, I got one direct question by email and it was a well-constructed question. I actually had a lot of respect for it. And that’s one of the reasons why it took me a little bit of time to, you know, to formulate is this an appropriate thing for the company? Can we do it? Is there a mechanism and means to do it?

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And you got our conclusion on that, but it was—I thought it was very well crafted and thoughtful question, email and I also got similar kind of question in a presentation that I made to a fund that owns some stock.

The last question on can we negotiate a higher sale, that question came up at our last meeting. It also came up in a number of different contexts that I had with shareholders. I hesitate to give you a number because there’s been a lot of contacts that I’ve had over the last three weeks.

But it certainly was more than half a dozen. Does that answer your question?

(Judson Porter):	Yes. Thank you very much.

Michael Tardugno:	You’re welcome.

Operator:	Your next question comes from (Ruthanne Rousseau).

(Ruthanne Rousseau):	Hi.

Michael Tardugno:	Good morning (Ruthanne).

(Ruthanne Rousseau):	Hi good morning. It’s (Ruthanne Rousseau) speaking from (Catalyst). As someone who is relatively new to the story, my first question is that I’d like to better understand what appears to be some seasonality in the sale of Prolieve.

Michael Tardugno:	Yeah I don’t know that Celsion is in a position to give you the granularity associated with our hands-on analysis. We do know that, you know, we have a lot of conversation with Boston Scientific. We do know that there are promotions in the fourth quarter that caused some stock that as all companies have. You know, they have goals and objectives to generate sales and earnings consistent with their annual projections.

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And, you know, Boston may not be any different than other companies. So there is some seasonality that may be associated with promotions. As far as the number of procedures go, I don’t think we’re prepared to respond why the seasonality occurs, but it’s pretty obvious to over, you know, this is our third period in looking at it that the first quarter is down a little bit.

It may have to do with the, you know, coming off the holidays. I don’t know. That would be a speculation. Please don’t take that to the bank.

(Ruthanne Rousseau):	Sure. Thanks and then just a housekeeping question. Am I correct in my assumption that the gain from the sale of Prolieve which is the $40 million gain is going to book in the third quarter for ‘07, assuming of course the transaction takes place?

Michael Tardugno:	It could be the second quarter. I mean, we are working as diligently as possible to resolve all the issues. Again, pending shareholder approval, our—Tony have we announced the date for our shareholder meeting? It’s in the proxy.

Tony Deasey:	Yes it’s in the proxy.

Michael Tardugno:	It’s on the 13th. Pending shareholder approval on the 13th, we will move as quickly as possible to close.

(Ruthanne Rousseau):	Okay. Thank you very much.

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Operator:	I would like to remind everyone, if you would like to ask a question, please press star then the number 1 on your telephone keypad. Your next question comes from (Paul Irvin).

Michael Tardugno:	Good morning (Paul).

(Paul Irvin):	Good morning. I was wondering if you people were familiar with an announcement that came from out from an Australian biotechnology company called (NCIG). It’s talking about delivery drugs. They didn’t mention heat. And it doesn’t appear like they’re as far as long as you, but they got quite a bit of publicity on it.

Michael Tardugno:	Yes that’s a, you know, it’s an interesting comment (Paul). It’s an interesting technology that they have. They’re proposing that they have something called a nanomachine, a micro, it’s called a micro miniature machines. Usually they’re silicone based if I understand it.

I don’t know the technology very well, but they’re submicroscopic particles, these little silicone based micro machines. They’re proposing that they would use them as vehicles to deliver chemotherapeutics to a cancer site and I’m not sure what the mechanism would be of release.

But it’s an interesting concept and obviously very futuristic, but, you know, maybe it portends the future of the integration of electronics and micro machines with the advent of drug therapies that work with them.

But, you know, to me I get very excited about those kinds of things. I suspect it’s not a matter of if, but it’s just a matter of when those kinds of technologies come to market.

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But I know no precedent where micro machines are used to deliver drugs. Bill, do you have any?

William Hahne:	No.

Michael Tardugno:	But yeah we’re aware of it. I suspect they’re quite a ways away from the clinic

Michael Tardugno:	We would cheer them on. I mean, I think it’s terrific.

(Paul Irvin):	Okay I have a question on the asset balance sheet.

Michael Tardugno:	Yes.

(Paul Irvin):	I noticed that other assets increased by about 300%. I was wondering is there some unusual item in there that might be of interest to stockholders?

Tony Deasey:	We acquired a license to the AMS technology. Basically we used the funds that we had in the escrow to acquire a license and that accounts for the increase in the other assets.

(Paul Irvin):	Okay and one other question. I assume the amount in inventory, a large part of that will go with the Prolieve sale. Is that correct?

Michael Tardugno:	Yes the entire inventory of Prolieve devices, the Prolieve inventory will be sold to Boston and is a part of the transaction.

(Paul Irvin):	All right. Okay. Thank you very much.

Michael Tardugno:	Thank you.

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Operator:	Your next question is a follow up from (Ruthanne Rousseau).

Michael Tardugno:	Yes (Ruthanne).

(Ruthanne Rousseau):	Hi there. Operator, can you hear me?

Operator:	Your line is open.

(Ruthanne Rousseau):	Thank you. It’s (Ruthanne Rousseau) speaking again. One quick question that I realized. What’s driving SG&A up? It’s been around $800,000, $700,000 for the last couple of quarters and now we’ve got $1.3 million.

Michael Tardugno:	It could be the addition of your new CEO among others.

(Ruthanne Rousseau):	That would be a individual who probably is making up a bit of the SG&A.

Michael Tardugno:	Yeah are there any one-time expenses in there Tony?

Tony Deasey:	The primary thing is recruitment cost related to Mike and the other piece to this we paid bonuses in the first quarter.

(Ruthanne Rousseau):	Okay thank you.

Michael Tardugno:	Yeah the first quarter is typically higher because of the bonus plans. I was being a little—I guess I was trying to be a little humorous with the addition of the CEO.

(Ruthanne Rousseau):	Okay, sorry, it’s a little early in the morning for me. I was slow on the uptake. Thank you.

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Michael Tardugno:	Thank you.

Operator:	Your next question comes from (Mitch Landgruff).

Michael Tardugno:	Hello (Mitch).

(Mitch Landgruff):	Good morning gentlemen. How are you?

Michael Tardugno:	Good thank you.

(Mitch Landgruff):	Mr. Deasey I want to start just by saying that the other day I read in the news about a British man named Tony resigning soon and I was just very grateful it wasn’t you.

Tony Deasey:	Thank you.

(Mitch Landgruff):	That said, I’m sure you haven’t calculated this out to detail, but after—let’s assume that we vote the sale of Prolieve assets and we divest those assets and maybe any employee or other program costs related to that. At that point, we would have the funds from Boston Scientific and basically not other income. Have you looked at, you know, about how long are we good on a burn rate before there could be the possibility of another risk of delisting?

Michael Tardugno:	I’d like to answer that in a maybe in a little bit different way. We—in trying to make a decision whether the sale of the Prolieve asset was consistent with our business objectives, the early sale and the payment schedule was consistent with our business objectives.

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We spent quite a good amount of time looking at our two major clinical programs, our investment and preclinical requirements, our investment and the drug manufacturing and CMC. Those are the major parts of our expenses along with G&A.

We looked at the expenses related to our best understanding of what it would cost to conduct a Phase III clinical program as we perceived it to be with, you know, with the understanding that for the most part, we believe the protocol that we presented to the FDA would be accepted. And we continue to believe it will be.

We looked very carefully at where the Phase I trial was with RCW, the progress being made there and some strategies to move to the next step with RCW.

So those are all the variables and any capital expenses we have to make to support drug manufacturing. So those are all the variables associated with forecasting our expenses.

We took those expenses and to the best of our ability forecasted by quarter how much of the expense would be required to support the programs to meet these objectives.

Objective 1, is first patient in by the end of this year for the liver program, Phase III liver program and having the Phase III study completed in a way that we would be able to submit our NDA or what’s now being known as a common technical document to the FDA by the end of 2010.

We concluded that the sale of Prolieve would fund that activity completely. So to the end of 2010 would fund the clinical trial program would give us sufficient funds to summarize the data and put together the application for submission to FDA. That’s somewhere at the end of 2010, early 2011.

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We concluded also that there were sufficient funds to complete the Phase I program for RCW and to move RCW into a Phase II, Phase III program which would take us through the middle of next year.

We concluded also that there were sufficient funds to complete the development of our drug manufacturing capability which includes process development validation, all of the evaluation of the product on stability looking for related compounds, toxicity, impurities and those kind of issues, analytical issues.

We concluded that we had enough funds to complete our obligations to assure the FDA and the public that we had a reliable quality manufacturing process.

So those are the major issues that are funded by the sale of Prolieve and as I said, the longest lead item is the Phase III—completion of the Phase III protocol.

Along with that there are sufficient funds to cover our overhead for that period of time and there is also sufficient funds to give us at least a leg up on the early contacts that would be made with business development related to commercialization strategies.

And I think that’s all covered in the cover page to the proxy statement that you received.

(Mitch Landgruff):	Yup. I appreciate the detailed response. That’s encouraging.

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Michael Tardugno:	And I think that Tony would like to make a comment.

Tony Deasey:	I think there was a second piece to your question (Mitch), and that was how long before we get in a position where we could get delisted again. When we sell the Prolieve assets, we make a significant gain on the sale of those assets which would put the shareholders’ equity into a positive position.

There are two factors really that drive the existing requirements. One is a shareholders’ equity in excess of $6 million and the second one is a market capitalization of over $50 million.

Hopefully, as the clinical trials move along and the market begins to recognize the value of the technology that we’ve got, the stock price will move up and we will have a market capital of over $50 million.

So the sale of the Prolieve assets to Boston Scientific gets us into immediate compliance and hopefully we’ll stay in compliance from that perspective and also go over the $50 million and stay in compliance on that basis too.

(Mitch Landgruff):	Great. Thank you so much gentlemen.

Michael Tardugno:	Thank you.

Operator:	As a reminder, if you would like to ask a question, please press star 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. At this time, there are no further questions.

Michael Tardugno:	Well I hope that reflects the fact that we are complete and thorough in our presentation to the shareholders. So I guess with that, I just have a couple of last comments.

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The proxy statements have been sent to you and if you haven’t received them, you should be receiving them soon. I encourage you to read carefully all of the information regarding the proposals requiring your vote.

We spent a great deal of time making sure that we represented all of the information in the proxy statement in a way that would give shareholders the ability to be able to make sound judgment relative to the value of these proposals. I’d ask you to consider the recommendations of your Board of Directors.

And lastly, please vote, if nothing else on the Prolieve proposal. Your failure to vote will constitute a negative ballot.

So that’s it with—I guess if there’s nothing else, we thank you very much for your time and we look forward to your continued support and you have our continued commitment to share with you information on the progress of your company as it becomes available. Thank you.

Operator:	Thank you for participating in today’s conference call. You may now disconnect.

END

Additional Information about the Asset Sale and Where to Find It

In connection with the proposed asset sale and other proposals for the annual meeting of stockholders, Celsion has filed a proxy statement with the Securities and Exchange Commission soliciting the vote of its stockholders regarding the proposed asset sale and other proposals. The definitive proxy statement was mailed to its stockholders beginning on or about May 7, 2007. Investors and security holders are urged to read the proxy statement because it contains important information about the asset sale and other proposals. Investors and security holders

CELSION CORPORATION

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may obtain a free copy of the definitive proxy statement and other documents filed by Celsion with the Securities and Exchange Commission at www.sec.gov. The definitive proxy statement and other relevant documents may also be obtained free of charge from Celsion by directing such request to the company at 10220-L Old Columbia Road, Columbia, Maryland 21046, Attention: Tony Deasey. Investors and security holders are urged to read the proxy statement and other relevant material before making any voting decisions with respect to the asset sale and other proposals.

Celsion and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Celsion in connection with the asset sale and other proposals. Information about Celsion and its respective directors and executive officers is set forth in the proxy statement and in its Annual Reports on Form 10-K, which can be found at www.sec.gov. Additional information regarding the interests of those persons may be obtained by reading the proxy statement.